                                                                     EXHIBIT 5.1


                  [Brobeck, Phleger & Harrison LLP Letterhead]

                                December 30, 1998



Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, California  92121

        Re: Ligand Pharmaceuticals Incorporated Registration Statement on Form S-8 for (i) 785,000 Shares of Common Stock Issuable Under The 1992 Stock Option/Stock Issuance Plan, as amended, (ii) 24,500 Shares of Common Stock Issuable Under The Employee Stock Purchase Plan, as amended, and (iii) 29,079 Shares of Common Stock Held by Certain Selling Stockholders

Ladies and Gentlemen:

        We have acted as counsel to Ligand Pharmaceuticals Incorporated (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 785,000 shares of the Company's common stock (the "Common Stock") for issuance under the Company's 1992 Stock Option/Stock Issuance Plan, as amended (the "Stock Plan"), (ii) an additional 24,500 shares of Common Stock for issuance under the Company's Employee Stock Purchase Plan, as amended (the "Employee Plan"), and (iii) 29,079 shares of Common Stock held for resale by certain selling stockholders. All of such shares of Common Stock are collectively referred to herein as the "Shares."

        This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Stock Plan and the Employee Plan. Based on such review, we are of the opinion that:

1. If, as and when the additional 809,500 Shares reserved in the aggregate under the Stock Plan and the Employee Plan have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Stock Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Stock Plan and the Employee Plan and in accordance with the Registration Statement, those Shares will be legally issued, fully paid and nonassessable.

2. The 29,079 Shares held by the selling stockholders for resale are legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the selling stockholders, the Stock Plan, the Employee Plan or the Shares.

                                Very truly yours,

                                /s/ BROBECK, PHLEGER & HARRISON LLP

                                BROBECK, PHLEGER & HARRISON LLP